EXHIBIT 4.26
SECURITIES PURCHASE AGREEMENT

This Securities and Purchase Agreement (the “Agreement”) is made and entered into as of the later of the dates set forth on the signature pages hereto, by and between American Bio Medica Corporation (the “Company”) and the individuals more specifically identified on the signature pages of this Agreement (the “Purchasers”). Throughout this Agreement, the Company and the Purchasers may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2)(a) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to the Purchasers, and each Purchaser, severally and not jointly, desires to purchase from the Company, in the aggregate 2,000,000 restricted shares of the Company’s common stock (the “Securities”).

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees as follows:

ARTICLE I.

DEFINITIONS

1.1         Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Accredited Investor” shall have the meaning ascribed to such term in Rule 501(a) under the Securities Act.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144..

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Common Stock pursuant to Section 2.1.

“Closing Date” means the date of the Closing, which shall be the date hereof.

“Closing Price” means on any particular date (a) the last reported closing sale price per share of Common Stock on such date on the OTC Markets or (b) if there is no such price on such date, then the closing sale price on the OTC Market on the date nearest preceding such date for the closing price.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, $0.01 par value per share, and any securities into which such common stock may hereafter be reclassified.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal or other restriction.

“Material Adverse Effect” shall have the meaning ascribed to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(m).

“Per Share Purchase Price” equals $0.10 per share, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Rule 144,” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Documents” shall mean the SEC Reports, the press releases of the Company and registration statements of the Company filed with the Commission pursuant to the Securities Act (including any amendments thereto).

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” shall have the meaning ascribed to such term in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Subscription Amount” means, as to each Purchaser the amounts set forth below such Purchaser’s signature block on the signature page hereto, in United States dollars and in immediately available funds.

“Subsidiary” shall have the meaning ascribed to such term in Section 3.1(a).

“Trading Day” means (i) a day on which the Common Stock is traded on the over-the-counter market, as reported by the OTC Markets; provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), hereof, then Trading Day shall mean a Business Day.

 “Transaction Documents” means this Agreement any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE II

PURCHASE AND SALE

2.1             Closing. Upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and each Purchaser agrees to purchase on the Closing Date, severally and not jointly, Common Stock for an aggregate purchase price of $200,000. At the Closing, the Purchasers shall purchase, severally and not jointly, and the Company shall issue and sell, in the aggregate, up to $200,000 of Common Stock. Each Purchaser shall purchase from the Company, and the Company shall issue and sell to each Purchaser, (a) a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price. Upon satisfaction of the conditions set forth in Section 2.2, the Closing shall occur electronically by exchange of documents.

2.2            Closing Conditions.

(a)         At the Closing the Company shall deliver or cause to be delivered to each Purchaser the following:

(i) this Agreement duly executed by the Company;
(ii) a stock certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, registered in the name of such Purchaser;

(b)        At the Closing each Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by such Purchaser;
(ii) such Purchaser’s Subscription Amount as to such Closing by wire transfer to the account of the Company; =
(iv) a duly completed and executed Accredited Investor Questionnaire in the form of Exhibit A hereto.

(c)         All representations and warranties of the other party contained herein shall remain true and correct in all material respects as of the Closing Date (other than representations and warranties made as of a specified date, which shall remain true and correct in all material respects as of such date).

(d)         As of the Closing Date, there shall have been no Material Adverse Effect with respect to the Company since the date hereof.

(e)         From the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to Closing Date, trading in the Common Stock shall not have been suspended or limited, or minimum prices shall not have been established on the Common Stock on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of each Purchaser, makes it impracticable or inadvisable to purchase the Shares at the such Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1            Representations and Warranties of the Company. The Company hereby makes the following representations and warranties as of the date hereof to each Purchaser:

(a)            Subsidiaries. The Company has no direct or indirect subsidiaries.

(b)            Organization and Qualification. The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, taken as a whole, or (iii) adversely impair the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”).

(c)            Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)            No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have or reasonably be expected to result in a Material Adverse Effect.

(e)            Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than the filing with the Commission of a Current Report on Form 8-K within 4 business days of the Closing Date.

(f)            Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.

(g)            Capitalization. The capitalization of the Company is as described in the Company’s most recent periodic report filed with the Commission. The Company has not issued any capital stock since November 14, 2018.

(h)            SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto, being collectively referred to herein as the “SEC Reports” on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods covered (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)            Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its common stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(j)            Litigation. Except as disclosed in the SEC Reports, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company.

(k)            Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect.

(l)            Compliance. Except as disclosed in the SEC Reports, the Company (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (i), (ii) and (iii) as would not have or reasonably be expected to result in a Material Adverse Effect.

(m)           Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n)            Title to Assets. The Company has good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and good and marketable title in all personal property owned by them that is material to the business of the Company, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company are held by them under valid, subsisting and enforceable leases of which the Company is in compliance.

(o)            Patents and Trademarks. To the knowledge of the Company (without having conducted a patent search), the Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a written notice that the Intellectual Property Rights used by the Company violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable.

(p)            Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q)            Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $60,000 other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under any stock option plan of the Company.

(r)            Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within the Company, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. The Company’s certifying officers has evaluated the effectiveness of the Company’s controls and procedures as of a date within 90 days prior to the filing date of the Form 10-Q for the quarter ended September 30, 2018 (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-K or Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

(s)            Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due under any agreement or arrangement entered into by the Company in connection with the transactions contemplated by this Agreement.

(t)            Private Placement. Assuming the accuracy of the Purchasers representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby.

(u)            Investment Company. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v)            Listing and Maintenance Requirements. The Company has not, in the 12 months preceding the date hereof, received notice from the OTC Marketplace on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of the OTC Marketplace. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(w)            No Integrated Offering. Neither the Company, nor any of its affiliates, nor, to the Company’s knowledge, any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company in a manner that violates Section 5 of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.

3.2             Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)            Authority; Conflicts. Such Purchaser has full rights, power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. Each Transaction Document to which it is party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms. The execution, delivery and performance by the Purchaser of this Purchase Agreement and compliance herewith and therewith will not result in any violation of and will not conflict with, or result in a breach of any of the terms of, or constitute a default under, any provision of any mortgage, indenture, agreement, instrument, judgment, decree, order, law, rule or regulation or other restriction to which Purchaser is a party or by which it is bound, which violation, conflict, breach or default would have a material adverse effect upon the Purchaser’s status as an Accredited Investor, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

(b)            Investment Intent. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities (this representation and warranty not limiting such Purchaser’s right to sell the Securities otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)            Purchaser Status. At the time such Purchaser was offered the Securities, it was, and at the date hereof it is an “Accredited Investor. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d)            Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. The Purchaser had access to the SEC Documents and has carefully reviewed the information contained therein, including, but not limited to, the section entitled “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2017 and any subsequent updates to its risk factors in subsequent Form 10-Qs and/or 8-Ks. The Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities.

(e)            General Solicitation. Such Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)            Reliance by Company. The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration and qualification requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities.

(g)            No Legal, Tax or Investment Advice. The Purchaser understands that nothing in the Purchase Agreement or any other materials presented to the Purchaser in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Securities.

(h)            Risk and Suitability. The Purchaser acknowledges and realizes that Purchaser’s purchase of the Securities involves a high degree of risk and the Purchaser could lose a substantial portion or all of its investment in the Securities. In addition, the Purchaser has such knowledge and experience in business and financial matters, including without limitation, investment in technology and biotechnology companies, as will enable the Purchaser to fend for itself, bear the economic risk of its investment and evaluate the merits and risks of an investment in the Securities and to make an informed investment decision. The Purchaser understands that the Company anticipates, based on currently proposed plans and assumptions relating to its operations, that the proceeds of this Offering will provide sufficient working capital to meet the Company’s needs in the near term. In the event that the Company’s plans change or its assumptions change or prove to be inaccurate, the Company would be required to seek additional financing sooner than anticipated. There can be no assurance that the Company will achieve cash flow from operations sufficient to satisfy its working capital requirements, or at all, or that additional financing will be available to the Company on commercially reasonable terms, or at all.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.

(a)            The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any transferee shall agree in writing to be bound by the terms of this Agreement and upon such agreement shall have the rights of a Purchaser under this Agreement.

(b)            The Purchasers agree to the imprinting, so long as is required by this Section 4.1(b), of a legend (in addition to any other legends required under applicable securities laws) on any of the Securities in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS REGISTERED UNDER THE SECURITIES ACT OR UNLESS SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(c)            Certificates evidencing the Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) following any sale of such Shares pursuant to Rule 144, or (ii) if such Shares are eligible for sale under Rule 144(k), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission). The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than five Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Shares, as the case may be, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section.

4.2             Furnishing of Information. As long as any Purchaser owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any such holder of Securities, the Company shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3             Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that, to the Company’s knowledge, would be integrated with the offer or sale of the Securities in a manner that would require the registration under Section 5 of the Securities Act of the sale of the Securities to the Purchasers.

4.4             Securities Laws Disclosure; Publicity. The Company shall, within 4 Business Days of the Closing Date, file a Current Report on Form 8-K that is reasonably acceptable to each Purchaser, disclosing the transactions contemplated hereby and make such other filings and notices in the manner and time required by the Commission. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with the registration statement contemplated by the Registration Rights Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under subclause (i) or (ii).

4.6             Shareholders Rights Plan. No claim with respect to the securities being acquired by the Purchasers under this Agreement will be made or enforced by the Company that any Purchaser is an “Acquiring Person” under any shareholders rights plan or similar plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers. The foregoing covenant shall apply only to those securities acquired by a Purchaser or its affiliates under this Agreement, and not to any securities of the Company held or subsequently acquired by a Purchaser or any affiliate thereof.

4.7             Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Purchaser shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Purchaser shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.8             Use of Proceeds. The Company shall use proceeds from the sale of the Securities hereunder for working capital and general corporate purposes.

4.9             Reservation of Common Stock. As of the date hereof, the Company has reserved a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement.

ARTICLE V

MISCELLANEOUS

5.1             Fees and Expenses. Except as otherwise set forth in this Agreement, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all stamp and similar taxes and duties levied in connection with the sale of the Securities from the Company to the Purchasers.

5.2             Entire Agreement. The Transaction Documents, together with any exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3             Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages attached hereto prior to 5:00 p.m. (ET) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified on the signature pages attached hereto on a day that is not a Trading Day or later than 5:00 p.m. (ET) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.4             Amendments; Waivers. The terms of the Purchase Agreement may not be waived or amended without written agreement by the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.5             Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

5.6             Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Purchasers”.

5.7             No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8             Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Albany in the State of New York. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Albany, State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto (including its affiliates, agents, officers, directors and employees) hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

5.9             Survival. The representations and warranties contained in Section 3.1 and 3.2 shall survive the Closing and the delivery and exercise of the Securities, as applicable for a period of one (1) year. The agreements and covenants contained herein and in the Transaction Documents shall survive the Closing, as to each Purchaser, until such Purchaser no longer holds any Securities.

5.10           Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or other electronic (such as email) transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

5.11             Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

5.12             Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities, including but not limited to, the costs of any security bonds any transfer agent fees.

5.13             Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.14             Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect (to the extent that they have not been found invalid due to the Purchaser’s breach of the Transaction Documents) as if such payment had not been made or such enforcement or setoff had not occurred.

5.16             Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. Each Purchaser, if the so choose, is represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

AMERICAN BIO MEDICA CORPORATION	Address for Notice:
Attention: Chief Executive Officer
122 Smith Road
By:	Kinderhook, New York 12106
Melissa A. Waterhouse	Telephone: 518-758-8158
Facsimile: 517-758-8171
Its: Chief Executive Officer/Director	Email: mdwaterhouse@abmc.com

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(SIGNATURE PAGES FOR PURCHASERS FOLLOW)

PURCHASER’S SIGNATURE PAGE

INVESTOR	Address for Notice:

By:

Print Name:

Telephone:

Facsimile:

Email:

Subscription Amount:
Shares:

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EXHIBIT A

ACCREDITED INVESTOR QUESTIONNAIRE

The purpose of this Questionnaire is to determine whether you meet the standards for participation in a nonpublic offering under Section 4(2) of the Securities Act of 1933, as amended ("Act"), and under the laws of the various States.

All information contained in this Investor Questionnaire will be treated confidentially. However, you agree that the Company may present this questionnaire to parties deemed appropriate if called on to establish that the proposed offer and sale of the Shares is exempt from registration and/or qualification under the Securities Act of 1933, as amended (the “Act”), or any other state securities laws (collectively, “Blue Sky Laws”).

1.
“Accredited Investor” Conditions

I certify that I meet one of the “Accredited Investor” conditions (as described in Rule 501 under the Securities Act) set forth below by checking the applicable box below:

☐
A natural person whose individual net worth, or joint net worth with his or her spouse, at the time of his or her purchase exceeds $1,000,000 (For this purpose, “net worth” means the excess of total assets at fair market value, (including principal residence, home furnishing, and automobiles) over total liabilities.);
☐
A natural person who had individual income in excess of $200,000, or joint income with his or her spouse in excess of $300,000, in each of the two most recent years and has a reasonable expectation of reaching the same income level in the current year;
☐
A director or executive officer of American Bio Medica Corporation

Please indicate the State in which the person is registered to vote.

Please indicate the State in which the person holds a valid Driver's License.

Please indicate the State of residence that the person identifies on their personal income tax return

2.
Name and Address:

Name:
Residence Address:

Country of Residence: Personal Email:
Residence Telephone #: Cellular Telephone #:
Employer: Job Title:

Business Address:

Business Telephone #:
Work Email:

Year of Birth:

Last four digits of the Investor’s Social Security Number:

3.
Financial Information:

(a)
2018 expected income (check appropriate box)

☐
Less than $100,000
☐
$100,000-$200,000
☐
$200,000-$300,000
☐
More than $300,000

(b)
2017 income (check appropriate box)

☐
Less than $100,000
☐
$100,000-$200,000
☐
$200,000-$300,000
☐
More than $300,000

(c)
2016 income (check appropriate box)

☐
Less than $100,000
☐
$100,000-$200,000
☐
$200,000-$300,000
☐
More than $300,000
 (d)
Over the next five years, current level of income is expected to:

☐
Increase
☐
Decrease
☐
Remain the same

4.
Representations & Warranties.

I understand that the Company will be relying on the accuracy and completeness of the responses to the foregoing questions and I represent and warrant to the Officers of the Company as follows:

(i) The answers to the above questions are complete and correct and may be relied on by the Company in determining whether the offer of the Shares in connection with which I have executed this questionnaire are exempt from registration and/or qualification under the Securities Act of 1933, as amended and applicable state securities laws.

Date:
By:

Printed Name:

Please email the completed questionnaire to mdwaterhouse@abmc.com